Exhibit 99.1
PACKETEER®, INC. ANNOUNCES FIRST QUARTER FINANCIAL RESULTS
CUPERTINO, Calif. – April 19, 2007 – Packeteer®, Inc. (NASDAQ: PKTR), the global leader in high-performance, intelligent WAN Application Delivery, today announced results of operations for the quarter ended March 31, 2007.
Net revenues for the first quarter 2007 were $34.7 million, compared with $32.3 million for the first quarter 2006, an increase of 7%. Although slightly higher than our preliminary estimate reported on April 4, 2007, net revenues decreased sequentially nearly 19% from the $42.7 million reported in the fourth quarter 2006. GAAP net loss for the first quarter 2007 was $6.1 million or $0.17 per diluted share. This compares to first quarter 2006 GAAP net income of $4.5 million or $0.13 per diluted share.
Non-GAAP net loss for the first quarter 2007 was $3.1 million or $0.09 per diluted share, compared to non-GAAP net income for the first quarter 2006 of $7.2 million or $0.20 per diluted share. Non-GAAP net income (loss) includes adjustments for stock-based compensation and amortization of purchased intangible asset, net of the related tax impact. See our “Reconciliation of GAAP Net Income to Non-GAAP Net Income” for further information.
Total cash and investments at March 31, 2007 was $84.1 million compared to $76.6 million at December 31, 2006. Accounts receivable of $24.0 million represents 62 days sales outstanding (DSO), compared to $31.7 million representing 68 DSO at December 31, 2006. The lower receivable balance and related DSO were primarily due to lower and more linear quarterly revenues compared to the fourth quarter of 2006. Total inventories increased to $6.0 million at March 31, 2007 compared to $4.0 million at December 31, 2006, primarily due to the decrease in sales in the quarter.
“After reviewing the most recent quarter, we believe that the revenue shortfall resulted mostly from longer product evaluations and proof of concept trials performed by various customers” said Dave Côté, president and CEO of Packeteer. We believe this resulted from an increasingly competitive marketplace, and our inability to deliver several product enhancements to our acceleration product lines by quarter end. We currently expect to deliver these enhancements by mid May, and as a result expect a 5-10% sequential revenue increase in our upcoming second quarter.”
“Along with modestly slowing our planned second and third quarter investments in various functional areas in the company, and continuing to accelerate the development and launch of several new products later in the year, we remain very optimistic about our long-term business opportunities. We also recognize the importance of returning to our target levels of profitability as quickly as possible, while delivering new products that are important to our customers and the expanding market.”
A Conference Call with company management will be held April 19, 2007 at 2:00 pm Pacific Time. The call will be simulcast on the Internet at www.packeteer.com and www.companyboardroom.com. A replay of the call will be available on the website until April 26, 2007. Management’s accompanying script will remain on the website. Additional investor information can be accessed at www.packeteer.com or by calling Packeteer’s Investor Relations Department at (408) 873-4422.
About Packeteer
Packeteer (NASDAQ: PKTR) is the global market leader in Application Traffic Management for wide area networks. Deployed at more than 7,000 companies in 50 countries, Packeteer solutions empower IT organizations with patented network visibility, control, and acceleration capabilities delivered through a family of intelligent, scalable appliances. For more information, contact Packeteer via telephone at +1 (408) 873-4400, fax at + 1 (408) 873-4410, or by email at info@packeteer.com, or visit the Company’s website at www.packeteer.com. Packeteer is headquartered in Cupertino, CA.
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Safe Harbor Clause
The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding Packeteer’s expectations, beliefs, intentions or strategies regarding the future. Forward-looking statements include, but are not limited to, express or implied statements regarding future revenues, revenue growth and profitability, spending levels by existing and prospective customers, the markets for our products, new product development, liquidity and macro economic conditions. All forward-looking statements included in this press release are based upon information available to Packeteer as of the date hereof. Packeteer assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. Actual results may differ materially due to a number of factors including the perceived need for our products, our ability to convince potential customers of our value proposition, the costs of competitive solutions, continued capital spending by prospective customers and macro economic conditions. These and other risks relating to Packeteer’s business are set forth in Packeteer’s Form 10-K filed with the Securities and Exchange Commission on March 15, 2007, and Packeteer’s Form 10-Qs and other reports filed from time to time with the Securities and Exchange Commission.
Packeteer, PacketShaper, PacketShaper Express are trademarks or registered trademarks of Packeteer, Inc. All other products and services are the trademarks of their respective owners.
Investor Contact
David C. Yntema
Chief Financial Officer
408-873-4518
dyntema@packeteer.com

PACKETEER, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)
(unaudited)

	Three months ended
	March 31,
	2007	2006
Net revenues
Product revenues	$23,841	$24,694
Service revenues	10,887	7,591

Total net revenues	34,728	32,285

Cost of revenues
Product costs	7,735	5,104
Service	3,570	2,321
Amortization of purchased intangible assets	635	394

Total cost of revenues	11,940	7,819

Gross profit	22,788	24,466

Operating expenses:
Research and development	9,227	6,456
Sales and marketing (includes amortization of purchased intangible assets of $316 and $0 for the three months ended March 31, 2007 and 2006, respectively)	17,348	10,954
General and administrative	4,080	2,922

Total operating expenses	30,655	20,332

Operating income (loss)	(7,867)	4,134

Other income, net	832	1,240

Income (loss) before provision for (benefit from) income taxes	(7,035)	5,374

Provision for (benefit from) income taxes	(948)	860

Net income (loss)	$(6,087)	$4,514

Basic net income (loss) per share	$(0.17)	$0.13

Diluted net income (loss) per share	$(0.17)	$0.13

Shares used in computing basic net income (loss) per share	35,740	34,416

Shares used in computing diluted net income (loss) per share	35,740	35,377

Stock-based compensation included in the costs and expense line items:

Product costs	$111	$96
Service costs	214	169
Research and development	1,098	817
Sales and marketing	1,042	1,059
General and administrative	780	695

Total amortization of stock-based compensation	$3,245	$2,836

PACKETEER, INC.
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(in thousands, except per share amounts)
(unaudited)

	Three months ended
	March 31,
	2007	2006
Non-GAAP net income (loss)	$(3,132)	$7,227

Stock-based compensation from awards	(3,245)	(2,734)
Amortization of purchased intangible assets	(952)	(394)
Stock-based compensation from acquisition	(22)	(102)
Tax impact of above	1,264	517

GAAP net income (loss)	$(6,087)	$4,514

Basic non-GAAP net income (loss) per share excluding amortization of purchased intangible assets and stock-based compensation, net of taxes	$(0.09)	$0.21

Diluted non-GAAP net income (loss) per share excluding amortization of purchased intangible assets and stock-based compensation, net of taxes	$(0.09)	$0.20

Shares used in computing basic net income (loss) per share	35,740	34,416

Shares used in computing diluted net income (loss) per share	35,740	35,377

PACKETEER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	December 31,
	2007	2006
Assets:
Cash, cash equivalents and investments	$84,097	$76,557
Accounts receivable, net	24,004	31,743
Inventories	5,965	3,957
Property and equipment, net	4,513	3,968
Other assets	33,203	31,042
Goodwill and other intangible assets, net	68,749	69,701

Total assets	$220,531	$216,968

Liabilities and Stockholders’ Equity

Liabilities:
Accounts payable and accrued liabilities	$27,222	$28,176
Deferred rent and other	385	179
Deferred revenue	31,677	29,104

Total liabilities	59,284	57,459

Stockholders’ equity	161,247	159,509

Total liabilities and stockholders’ equity	$220,531	$216,968

PACKETEER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three months ended
	March 31,
	2007	2006
Net cash provided by operating activities	$3,703	$9,264
Net cash provided by (used in) investing activities	7,345	(12,311)
Net cash provided by financing activities	5,200	3,498

Net increase in cash and cash equivalents	16,248	451

Cash and cash equivalents at beginning of period	39,640	36,221

Cash and cash equivalents at end of period	55,888	36,672

Investments	28,209	98,028

Total cash, cash equivalents and investments	$84,097	$134,700